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                                                                     Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 12/Amendment No. 50 to Registration Statement Nos. 333-103193/811-03713 on Form N-6 of our report dated March 29, 2012, relating to the financial statements and financial highlights comprising each of the Sub-Accounts of New England Variable Life Separate Account appearing in the Prospectus Supplement, which is part of such Registration Statement, our report dated April 17, 2012, relating to the consolidated financial statements of New England Life Insurance Company and our report dated March 30, 2012, relating to the consolidated financial statements of Metropolitan Life Insurance Company and subsidiaries ("MLIC") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to changes in MLIC's method of accounting for the recognition and presentation of other-than-temporary impairment losses for certain investments as required by accounting guidance adopted on April 1, 2009), both appearing in the Statement of Additional Information, which is also part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" in the Prospectus Supplement and in the Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
April 25, 2012